                                                                     EXHIBIT 1.3
                                                                        FORM


                           STONE CONTAINER CORPORATION

                                  COMMON STOCK

                          INTERNATIONAL TERMS AGREEMENT

                                                  February __, 1994


Stone Container Corporation
150 North Michigan Avenue
Chicago, Illinois  60601

Attention:  Mr. Leslie T. Lederer

Dear Sir:

          We understand that Stone Container Corporation, a Delaware corporation (the "Company"), proposes to issue and sell 2,500,000 shares of Common Stock, par value $.01 per share (the "Common Stock") of the Company (said shares to be issued and sold by the Company being hereinafter called the "International Underwritten Securities"). The Company also proposes to grant an option to purchase up to 375,000 additional shares of Common Stock (the "International Option Securities"; the International Option Securities together with the International Underwritten Securities being hereinafter called the "International Securities") to cover over-allotments.

          It is understood that the Company is concurrently entering into an agreement (the "US Underwriting Agreement") with certain Underwriters in the U.S. (the "Underwriters"), for whom Salomon Brothers Inc, Bear, Stearns & Co. Inc. and BT Securities Corporation are acting as Representatives (the "Representatives"), providing for the issue and sale by the Company of up to 16,500,000 shares of Common Stock (the "US Underwritten Securities"), plus an option with respect to the issuance and sale of an additional 2,475,000 shares of Common Stock to cover over-allotments (the "US Option Securities," the US Option Securities, together with the US Underwritten Securities being hereinafter called the "US Securities"), for distribution in the United States and Canada. The US Securities, together with the International Securities, are hereinafter called the "Securities". It is further understood and agreed that the Managers (as defined in Section 2 below) and the Underwriters are entering into an Agreement Among Underwriters and International Managers, dated the date hereof (the "Agreement Among"), pursuant to which, among other things, the Managers may purchase from the Underwriters a portion of the US Securities to be sold pursuant to the US Underwriting Agreement and the Underwriters may purchase from the Managers a portion of the International Securities to be sold pursuant to this Agreement.

          It is understood that two forms of prospectus are to be used in connection with the offering and sale of the Securities: one form of prospectus relating to the US Securities, which are to be offered and sold to United States and Canadian Persons (as defined in Section 15(a) below), and one form of prospectus relating to the International Securities, which are to be offered and sold to persons other than United States and Canadian Persons. The two forms of prospectus are identical except for the outside front cover page, the inside front cover page, the discussion under the heading "Underwriting," the discussion under the heading "Certain United States Tax Consequences to Non-United States Holders" in the form of prospectus relating to the International Securities, and the outside back cover page.

          1. BASIC PROVISIONS. Except as set forth herein, all of the provisions contained in the document entitled "Stone Container Corporation Common Stock Underwriting Agreement - Basic Provisions," dated as of August 1, 1993, a copy of which is attached hereto as Annex A (the "Basic Provisions"), are herein incorporated by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein. Except as otherwise indicated herein, terms defined in the Basic Provisions are used herein as therein defined. For purposes of this Terms Agreement, wherever used in the Basic Provisions, the term "Prospectus" shall be amended to read "Prospectuses" and the term "Underwriter(s)" shall also refer to "Manager(s)."

          2. THE SECURITIES. Subject to the terms and conditions set forth herein or incorporated by reference herein, each manager named below (collectively, the "Managers"), hereby severally offers to purchase the number of International Underwritten Securities set forth opposite its name below:

          Managers and the number of International Underwritten Securities to be purchased by each:


                                                  Number of International
                                                  Underwritten Securities
               Manager                                To Be Purchased
               -------                            -----------------------
     Salomon Brothers International
       Limited
     Bear, Stearns International
       Limited
     Bankers Trust International PLC


          International Representatives of the Managers: Salomon Brothers International Limited; Bear, Stearns International Limited; Bankers Trust International PLC.

          Public offering price:  $____ per share.

          Purchase price:  $____ per share.

          Delayed Delivery Contracts:  N/A.

          Closing date, time and location: Subject to Section 6 hereof, February __, 1994, Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York 10006.

          3. INTRODUCTORY MATERIAL. For purposes of this Terms Agreement, the third paragraph of the Basic Provisions shall not apply.

          4.  REPRESENTATIONS AND WARRANTIES.  For purposes of this Terms
Agreement,

          (a) The following shall be added at the beginning of Section 1(a) of the Basic Provisions:

          The Company meets the requirements for use of Form S-3 under the Securities Act of 1933 (the "1933 Act") and has filed with the Securities and Exchange Commission (the "Commission") a registration
          statement (No.    ) on such Form, including a basic prospectus, for
          registration under the Act of Common Stock and the offering thereof from time to time in accordance with Rule 415 of the rules and regulations under the 1933 Act (the "1933 Act Regulations"), which registration statement was declared effective by the Commission on August 13, 1993. The Company will next file with the Commission pursuant to Rules 415 and 424(b)(2) or (5) final supplements to the form of prospectus included in such registration statement relating to the U.S. Securities and the International Securities and the offering thereof. As filed, such final prospectus supplements shall include all required information with respect to the Securities and the offering thereof and, except to the extent the International Representatives shall agree in writing to a modification, shall be in all substantive respects in the form furnished to the International Representatives prior to the date and time that this Agreement is executed and delivered by the parties hereto (the "Execution Time") or, to the extent not completed at the Execution Time, shall contain only such specific additional information and other changes as the Company has advised the International Representatives, prior to the Execution Time, will be included or made therein.

          (b) The following shall be added at the end of Section 1(a) of the Basic Provisions:



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


          ("Registration Statement" shall mean the registration statement referred to above, including all documents incorporated therein by reference, as amended or supplemented as of the Effective Time pursuant to the Securities Exchange Act of 1934 (the "1934 Act"), the 1933 Act or otherwise. "Prospectuses" shall mean the US Prospectus and the International Prospectus. "US Prospectus" shall mean the basic prospectus relating to the issue and sale of the Common Stock by the Company constituting a part of the Registration Statement, including all documents incorported therein by reference, together with the final prospectus supplement that is first filed with the Commission pursuant to Rule 424(b) after the Execution Time relating to the issue and sale by the Company of the US Securities. "International Prospectus" shall mean the basic prospectus relating to the issue and sale of the Common Stock by the Company constituting a part of the Registration Statement, including all documents incorporated therein by reference, together with the final prospectus supplement that is first filed with the Commission pursuant to Rule 424(b) after the Execution Time relating to the issue and sale by the Company of the International Securities (the "Final Prospectus Supplement")).

          (c) The following new Section 1(1) shall be added to the Basic
Provisions:

               (1) The Company has delivered to the International Representatives true and correct copies of the final amendments, dated ___________________, 1994 (the "Amendments"), to the Company's Credit Agreements (as defined in the Prospectuses), as contemplated by the Prospectuses, and no amendments, modifications or supplements have been made to such amendments without the prior written consent of the International Representatives.

          5. MATERIAL SUBSIDIARIES. For purposes of this Terms Agreement, all references to "Stone-Consolidated Inc." and "Stone-Consolidated, Inc." in the Basic Provisions shall be amended to read "Stone-Consolidated Corporation and Stone Container (Canada) Inc."

          6. PURCHASE AND SALE. For purposes of this Terms Agreement, Section 2 of the Basic Provisions shall be replaced with the following:

               2. PURCHASE AND SALE. (a) Subject to the terms and conditions and in reliance upon the representations and warranties set forth, the Company agrees to sell to each Manager, and each Manager agrees, severally and not jointly, to purchase from the Company at a purchase
          price of $     per share, the amount of the International Underwriten
          Securities set forth opposite such Manager's name in the applicable Terms Agreement.

               (b) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company hereby grants an option to the several Managers to purchase, severally and not jointly, up to 375,000 shares of the International Option Securities at the same purchase price per share as the Managers shall pay for the International Underwritten Securities. Said option may be exercised only to cover over-allotments in the sale of the International Underwritten Securities by the Managers. Said option may be exercised in whole or in part at any time (but not more than once) on or before the 30th day after the date of the Final Prospectus Supplement upon written or telegraphic notice by the International Representatives to the Company setting forth the number of shares of the Option Securities as to which the several Managers are exercising the option and the settlement date. Delivery of certificates for the shares of International Option Securities by the Company, and payment therefor to the Company, shall be made as provided in this Section 2. The number of shares of the International Option Securities to be purchased by each Manager shall be the same percentage of the total number of shares of the International Underwritten Securities to be purchased by the several Managers as such Manager is purchasing of the International Underwritten Securities, subject to such adjustments as the International Representatives shall make in their absolute discretion to eliminate any fractional shares.

               (c) Delivery of and payment for the International Underwritten Securities and the International Option Securities (if the option provided for in Section 2(b) hereof shall have been exercised on or before the third business day prior to the Closing Date) shall be made
          at 10:00 AM, New York City time, on           , 19  , or such later
          date (not later than            , 19  ) as the International
          Representatives shall designate, which date and time may be postponed by agreement among the International Representatives and the Company or as provided in Section 8 hereof (such date and time of delivery and payment for the International Securities being herein called the "Closing Date"). Delivery of the International Securities shall be made to the International Representatives for the respective accounts of the several Managers against payment by the several Managers through the International

          Representatives of the aggregate purchase price of the International Securities being sold by the Company to or upon the order of the Company by certified or official bank check or checks drawn on or by a New York Clearing House bank and payable in next day funds. Delivery of the International Securities shall be made at such location as the International Representatives shall reasonably designate at least one business day in advance of the Closing Date and payment for the U.S. Securities shall be made at the office of Cleary, Gottlieb, Steen & Hamilton, New York, New York. Certificates for the International Securities shall be registered in such names and in such denominations as the International Representatives may request not less than three full business days in advance of the Closing Date.

               The Company agrees to have the International Securities available for inspection, checking and packaging by the International Representatives in New York, New York, not later than 1:00 PM on the business day prior to the Closing Date.

               If the option provided for in Section 2(b) hereof is exercised after the third business day prior to the Closing Date, the Company will deliver (at the expense of the Company) to the International Representatives, at Seven World Trade Center, New York, New York, on the date specified by the International Representatives (which shall be within three business days after exercise of said option), certificates for the International Option Securities in such names and denominations as the International Representatives shall have requested against payment of the purchase price thereof to or upon the order of the Company by certified or official bank check or checks drawn on or by a New York Clearing House bank and payable in next day funds. If settlement for the International Option Securities occurs after the Closing Date, the Company will deliver to the International Representatives on the settlement date for the International Option Securities, and the obligation of the Managers to purchase the International Option Securities shall be conditioned upon receipt of, supplemental opinions, certificates and letters confirming as of such date the opinions, certificates and letters delivered on the Closing Date pursuant to Section 5 hereof.

          7. COMPANY COVENANTS. For purposes of this Terms Agreement, the reference to "thirty (30) days" in Section 3(j) of the Basic Provisions shall be replaced with "one hundred and eighty (180) days" and the reference to "the Underwriters' prior written consent" in such Section 3(j) shall be replaced with "the prior written consent of Salomon Brothers International Limited, acting on behalf of the International Representatives."

          8. LEGAL OPINION OF COMPANY'S GENERAL COUNSEL. For purposes of this Terms Agreement, Section 5(b) of the Basic Provisions shall be amended as follows:

          (a) The following words shall be added at the end of the third sentence of subparagraph (ii): "; the certificates for the Securities are in valid and sufficient form; no holders of outstanding securities of the Company are entitled to register such securities under the Registration Statement."

          (b) Subparagraph (viii) shall be amended as follows:

               (i) The words "1933 Act and the 1933 Act Regulations" in the first sentence shall be replaced by the following: "the 1933 Act and the 1934 Act and the respective rules thereunder."

               (ii) The following sentence shall be added at the end of subparagraph (viii): "The summaries of the Credit Agreements (including the Amendments) contained in the Prospectuses (excluding the incorporation by reference of the full text of the Credit Agreements) constitute fair and accurate summaries of the material provisions thereof."

          (c) The words "relying as to materiality to a large extent" in the first full paragraph following subparagraph (x) shall be replaced with the words "relying to the extent appropriate in the exercise of such counsel's professional responsibilities."

          9. LEGAL OPINION OF COMPANY'S SPECIAL COUNSEL. For purposes of this Term Agreement,

          (a) The words in Section 5(c) of the Basic Provisions "clauses (ii) (other than the second sentence thereof), (iv), (v) (other than the last clause thereof), (viii) and (ix) of Section 5(b) hereof" shall be replaced with the following:

     "clauses (ii) (other than the second clause thereof), (iii), (iv), (v) (other than the last clause thereof), (vi), (vii) (but only as to the first sentence thereof), (viii) and (ix)."

          (b) Such counsel's opinion shall also state that the section of the Final Prospectus Supplement captioned "Certain United States Tax Consequences to Non-United States Holders" contains a fair and accurate summary of the principal United States federal income and estate tax consequences generally applicable to Non-U.S. Holders (as defined in the Final Prospectus Supplement) of the Securities.

          10. CLOSING CERTIFICATE. For purposes of this Terms Agreement, the certificate referred to in Section 5(d) of the Basic Provisions shall also indicate that since the date of the most recent financial statements included in the Prospectuses (exclusive of any supplement thereto), there has been no material adverse change in the condition (financial or other), earnings, business or properties of the Company, whether or not arising from transactions in the ordinary course of business except as disclosed in or contemplated in the Prospectuses (exclusive of any supplement thereto).

          11.  ACCOUNTANT'S LETTERS.  For purposes of this Terms Agreement,

          (a) The text of Section 5(e) (iii) (B) of the Basic Provisions shall be replaced with the following:

          "any pro forma financial statements contained in the Registration Statement or the Prospectuses (including any documents incorporated by reference therein) do not comply in form in all material respects with the applicable accounting requirements of the 1933 Act Regulations or that the pro forma adjustments to the historical amounts in such pro forma financial statements have not been properly applied to the historical amounts in the compilation of such statements."

          (b) The following shall be added as a new subsection (iii) (E) to
     Section 5(e) of the Basic Provisions:

          "the amounts included in any 'unaudited' capsule information included or incorporated in the Registration Statement or the Prospectuses do not agree with the amounts set forth in the Company's unaudited financial statements for the same periods or were not determined in accordance with generally accepted accounting principles or on a basis substantially consistent with that of the corresponding amounts in the audited financial statements included or incorporated in the Registration Statement or the Prospectuses."

          12. ADDITIONAL CLOSING CONDITIONS. For purposes of this Terms Agreement, the following new subparagraphs shall be added to Section 5 of the Basic Provisions:

          (h) Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Registration Statement (exclusive of any amendment thereof) and the Prospectuses (exclusive of any supplement thereto), there shall not have been any change or decrease specified in the letter or letters referred to in subparagraph (e) of this Section 5, the effect of which is, in the judgment of the International Representatives, so material and adverse so as to make it impractical or inadvisable to proceed with the offering or the delivery of the Securities as contemplated by the Registration Statement (exclusive of any amendment thereof) and the Prospectuses (exclusive of any supplement thereto).

          (i) The execution and delivery by all of the parties to the Amendments, the satisfaction of all conditions precedent to the effectiveness of the Amendments and the closing of the transactions contemplated thereby shall occur prior to or concurrently with the closing with respect to the International Underwritten Securities, and the International Representatives shall have received such information, certificates and documents in connection therewith as they may reasonably require.

          (j) The closing of the purchase of the US Underwritten Securities pursuant to the US Underwriting Agreement shall occur concurrently with the closing with respect to the International Underwritten Securities.

          (k) The closing of the purchase of $710 million principal amount of
     the Company's    % Senior Notes due 2001 pursuant to the Underwriting
     Agreement, dated the date hereof, between the Company and Salomon Brothers Inc, Bear, Stearns & Co. Inc., BT Securities Corporation, Kidder, Peabody & Co. Incorporated, Chemical Securities Inc. and NationsBanc Capital Markets, Inc. shall occur concurrently with the closing with respect to the International Underwritten Securities.

          (l) The Securities shall have been approved for trading on the New York Stock Exchange, subject only to notice of issuance.

          (m) At the Execution Time, the Company shall have furnished to the International Representatives a letter from _________________ addressed to the International Representatives, in which each such person agrees not to offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce an offering of, any shares of Common Stock (or securities convertible into or exchangeable for shares of Common Stock) beneficially owned by such person for a period of 180 days following the Execution Time without the prior written consent of Salomon Brothers

     International Limited, acting on behalf of the International
     Representatives, other than shares of Common Stock (or securities convertible into, or exchangeable for shares of Common Stock) disposed of as bona fide gifts.

          13. INDEMNIFICATION AND CONTRIBUTION. For purposes of this Terms Agreement,

          (a) The following sentence shall be added at the end of Section 6(c) of the Basic Provisions:

          "Attorneys' fees and other expenses incurred by an indemnified party in investigating, preparing or defending against any litigation, commenced or threatened, or any claim which are reimbursable by an indemnified party to such indemnified party pursuant to this Section 6 shall be reimbursed as incurred."

          (b) The following words shall be added between the words "unavailable," and "the Company" on the fourth line in the first sentence of Section 7 of the Basic Provisions: "to or insufficient to hold harmless an indemnified party for any reason."

          (c) The third sentence of Section 7 of the Basic Provisions shall be replaced with the following:

          "Relative fault shall be determined by reference to whether any alleged untrue statement or omission relates to information provided by the Company or the Underwriters."

          14. TERMINATION. For purposes of this Terms Agreement, Section 11 of the Basic Provisions shall be amended as follows:

          (a) Section 11(a) (iv) of the Basic Provisions shall be amended by adding the following at the end thereof:

          "or trading in the Company's Common Stock shall have been suspended by the Commission or the New York Stock Exchange."

     The references to "Underwriters" in subparagraphs (i), (iii), (vi) and
     (vii) of Section 11 shall be replaced with "International Representatives."

          (b) The words "Sections 8 and 11(a) hereof, except for clauses (ii) and (iii) of Section 11(a)" in Section 11(b) of the Basic Provisions shall be replaced with the words "Section 8."

          15. AGREEMENTS OF MANAGERS. (a) Each Manager agrees that (i) it is not purchasing any of the International Securities for the account of any United States or Canadian Person, (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any of the International Securities or distribute any International Prospectus to any person inside the United States or Canada, or to any United States or Canadian Person, and (iii) any dealer to whom it may sell any of the International Securities will represent that it is not purchasing for the account of any other than a United States or Canadian Person and agree that it will not offer or resell, directly or indirectly, any of the International Securities inside the United States or Canada, or to any United States or Canadian Person or to any other dealer who does not so represent and agree; PROVIDED, HOWEVER, that the foregoing shall not restrict (A) purchases and sales between the Underwriters on the one hand and the Managers on the other hand pursuant to Section 1(b) of the Agreement Among, (B) stabilization transactions contemplated under Section 2 of the Agreement Among, conducted through Salomon Brothers Inc as part of the distribution of the Securities, and (C) sales to or through (or distributions of International Prospectuses (or preliminary International Prospectuses to)) persons not United States or Canadian Persons who are investment advisors, or who otherwise exercise investment discretion, and who are purchasing for the account of United States or Canadian Persons. "United States or Canadian Person" shall mean any person who is a national or resident of the United States or Canada, a corporation, partnership, or other entity created or organized in or under the laws of the United States or Canada or of any political subdivision thereof, or any estate or trust the income of which is subject to United States or Canadian federal income taxation, regardless of its source (other than any non-United States or non-Canadian branch of any United States or Canadian Person), and shall include any United States or Canadian branch of a person other than a United States or Canadian Person. "US" or "United States" shall mean the United States of America (including the states thereof and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction.

          (b) The agreements of the Managers set forth in paragraph (a) of this
Section 15 shall terminate upon the earlier of the following events:

               (i) a mutual agreement of the Representatives and the International Representatives to terminate the selling restrictions set forth in paragraph (a) of this Section 15 and in Section 15 of the U.S. Terms Agreement; or

               (ii) the expiration of a period of 30 days after the Closing Date, unless (A) the International Representatives shall have given notice to the Company and the Representatives that the distribution of the International Securities by the Managers has not yet been completed, or (B) the Representatives shall have given notice to the Company and the International Representatives that the distribution of the US Securities by the Underwriters has not yet been completed. If such notice by the International Representatives or the Representatives is given, the agreements set forth in such paragraph
          (a) shall survive until the earlier of (1) the event referred to in clause (i) of this subsection (b) or (2) the expiration of any additional period of 30 days from the date of any such notice.

          (c) Each Manager represents and agrees that : (i) it has not offered or sold and will not offer to sell in the United Kingdom by means of any document any Securities other than to persons whose ordinary business it is to buy or sell shares or debentures (whether as principal or agent) or in circumstances which do not constitute an offer to the public within the meaning of the Companies Act 1985: (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issue of the Securities if that person is of a kind described in Article 9(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1988 (as amended by Article 5(c) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1992 or is a person to whom the document may otherwise lawfully be issued or passed on.

          16. NOTICES TO MANAGERS. Any notice by the Company to the Managers pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication addressed (with confirmation) to the International Representatives c/o Salomon

Brothers International Limited at 111 Buckingham Palace Road, London SW1WO SB,
Attention:  Corporate Financing Department.

          Please accept this offer by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.


                                   SALOMON BROTHERS INTERNATIONAL LIMITED
                                   BEAR, STEARNS INTERNATIONAL LIMITED
                                   BANKERS TRUST INTERNATIONAL PLC

                                   By: SALOMON BROTHERS INTERNATIONAL LIMITED


                                   By:  _____________________________________
                                        Name:
                                        Title:


Accepted and agreed to as of
the date first above written:

STONE CONTAINER CORPORATION


By:  _____________________________________
Name:
Title: